Exhibit 99.1

Other Expenses of Issuance and Distribution
The expenses incurred by the Company in connection with its issuance and sale of 16,000,000 depositary shares, each representing a 1/1,000th interest in a share of 7.00% fixed-to-floating rate perpetual non-cumulative preference shares, series D are set forth below. All amounts listed below are estimates except the SEC registration fee, FINRA filing fee and NASDAQ listing fee.

SEC registration fee	$49,800
FINRA filing fee	225,500
NASDAQ Global Select Market listing fee	25,000
Legal fees and expenses	376,000
Depositary fees and expenses	5,000
Accounting fees and expenses	70,000
Printing and engraving fees and expenses	4,000
Rating agency fees	490,000
Miscellaneous	4,700
Total	$1,250,000